Exhibit 4

[KPMG Letterhead]

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the registration statement (No. 333-166746) under Schedule B of the Securities Act of 1933, as amended, of the Council of Europe Development Bank (“CEB”) of our report (the “Report”) dated February 27, 2014 with respect to the financial statements of CEB referred to therein, which comprise the balance sheet as at 31 December 2013 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes as set out in notes A to Q, which Report appears as an exhibit to the Annual Report on Form 18-K of CEB for the year ended December 31, 2013, and to the reference to our firm under the heading “Selected Financial Information” in the Annual Report on Form 18-K of CEB for the year ended December 31, 2013.

/s/ Pascal Brouard

KPMG Audit

Department of KPMG S.A.

Paris La Défense, April 4, 2014